Exhibit 5.1

Reinsurance Group of America, Incorporated® William L. Hutton Executive Vice President, General Counsel and Secretary May 24, 2017

Board of Directors

Reinsurance Group of America, Incorporated

16600 Swingley Ridge Road

Chesterfield, Missouri 63017-1706

Re: Reinsurance Group of America, Incorporated – Registration Statement on Form S-8

Ladies and Gentlemen:

As Executive Vice President, General Counsel and Secretary of Reinsurance Group of America, Incorporated (the “Company”), I am familiar with the registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), in connection with the registration under the Act of an aggregate of 1,700,000 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”), consisting of (a) 1,600,000 additional shares of Common Stock that may be issued under the Reinsurance Group of America, Incorporated Flexible Stock Plan, as amended and restated effective May 23, 2017 (the “Flexible Stock Plan”), (b) 70,000 additional shares of Common Stock that may be issued under the Reinsurance Group of America, Incorporated Flexible Stock Plan for Directors, as amended and restated effective May 23, 2017 (the “Director Plan”), and (c) 30,000 additional shares of Common Stock that may be issued under the Reinsurance Group of America, Incorporated Phantom Stock Plan for Directors, as amended and restated effective May 23, 2017 (the “Phantom Plan,” and collectively with the Flexible Stock Plan and the Director Plan, the “Plans”) (collectively, the “Shares”). In connection with the preparation of the Registration Statement, I have made certain legal and factual examinations and inquiries and examined, among other things, such documents, records, instruments, agreements, certificates and matters as I have considered appropriate and necessary for the rendering of this opinion letter. I have assumed for the purpose of this opinion letter the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies, and the genuineness of the signatures thereon.

Based on the foregoing and in reliance thereon and upon my review of applicable statutes and case law, it is my opinion that: (i) the Shares have been duly authorized and (ii) the Shares will be validly issued, fully paid and non-assessable after (A) the Registration Statement becomes effective, (B) any post-effective amendment required by law is duly completed, filed and becomes effective, (C) the applicable provisions of “Blue Sky” and other state securities laws shall have been complied with, (D) the Shares are issued and sold in accordance with the applicable Plan and (E) the Form S-8 prospectus has been delivered to participants of the applicable Plan.

I hereby consent to the inclusion of my opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

This opinion letter is rendered solely for your benefit in accordance with the subject transaction and is not to be otherwise used, circulated, quoted or referred to without my prior written consent. I am opining herein as to the effect on the subject transaction only of United States federal law and the internal (and not the conflict of law) laws of the State of Missouri, and I assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

Very truly yours,

/s/ William L. Hutton

William L. Hutton